EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 24, 2008
PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS
September 24, 2008
FIRST QUARTER FISCAL 2009 HIGHLIGHTS
•	Diluted earnings per share increased 3% to $0.41 per share.

•	Total service revenue increased 7% to $509.9 million.

•	Total revenue increased 5% to $534.1 million.

•	Operating income increased 5% to $221.6 million.

•	Operating income, net of certain items, increased 11% to $197.4 million.
     ROCHESTER, NY, September 24, 2008 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced net income of $148.7 million for the three months ended August 31, 2008 (the “first quarter”), a 2% decrease from net income of $151.1 million for the same period last year. Diluted earnings per share was $0.41, an increase of 3% over $0.40 per share for the same period last year. Diluted earnings per share increased at a greater rate than the net income change due to a lower number of weighted-average shares outstanding resulting from the stock repurchase program completed during the year ended May 31, 2008 (“fiscal 2008”). Total revenue was $534.1 million, a 5% increase over $507.1 million for the same period last year.
     “Despite ongoing, weak economic conditions, we were again pleased to generate record levels of revenue and earnings per share for the first quarter. We have been able to continue our practice of growing revenues at a faster rate than expenses,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “Operating income, net of certain items, as a percent of service revenues improved to 39% for the first quarter from 38% for the same period last year.”
     Payroll service revenue increased 5% to $378.5 million for the first quarter from the same period last year due to client base growth, price increases, and growth in the utilization of ancillary services.
     Human Resource Services revenue increased 16% to $131.4 million for the first quarter from the same period last year. The growth was generated primarily from the following: comprehensive human resource outsourcing services client employees increased 17% to 446,000 client employees served; workers’ compensation insurance client base increased 15% to 74,000 clients; and retirement services client base increased 9% to 49,000 clients. The asset value of the retirement services client employees’ funds increased 7% to $9.4 billion.
     For the first quarter, our operating income was $221.6 million, an increase of 5% over the same period last year. Operating income, net of certain items (see Note 1) increased 11% to $197.4 million for the first quarter as compared to $178.3 million for the same period last year.

	For the three months ended
	August 31,		%
$ in millions	2008	2007	Change

Operating income	$221.6	$210.6	5%
Excluding interest on funds held for clients	(24.2)	(32.3)	(25%)

Operating income, net of certain items	$197.4	$178.3	11%

     Interest on funds held for clients decreased 25% to $24.2 million, due primarily to lower average interest rates earned, partially offset by higher average investment balances. Investment income decreased 75% to $3.0 million primarily due to lower average investment balances, resulting from the funding of the stock repurchase program commenced at the beginning of August 2007, and lower average interest rates earned.
     Average investment balances and interest rates are summarized below:

	For the three months ended
	August 31,
$ in millions	2008	2007

Average investment balances:
Funds held for clients	$3,220.1	$3,094.6
Corporate investments	$484.5	$1,227.6

Average interest rates earned:
Funds held for clients	3.0%	4.2%
Corporate investments	2.6%	4.0%

Net realized gains:
Funds held for clients	$0.3	$0.1
Corporate investments	$—	$—

     We maintain a conservative investment strategy within our portfolio of available-for-sale securities to maximize liquidity and protect principal. Our exposure has been limited in the current investment environment as the result of our policies of investing in high credit quality securities with AAA and AA ratings and short-term securities with A-1/P-1 ratings and by limiting the amounts that can be invested in any single issuer.
     As of September 22, 2008, we have sold substantially all of our variable rate demand notes (“VRDNs”). The VDRNs are money market securities held at par. No losses have resulted from these sales. We expect to be fully divested of VRDNs by the end of September 2008. Funds from the VRDNs are being reinvested in agency discount notes. We have no auction rate securities in our investment portfolio. We exited the auction rate market in the early fall of 2007 and have never experienced a failed auction. We have no exposure to any sub-prime mortgage securities, asset-backed securities or asset-backed commercial paper, collateralized debt obligations, enhanced cash or cash plus mutual funds, or structured investment vehicles (SIVs). We have not and do not utilize derivative financial instruments to manage interest rate risk. As of September 22, 2008, we do not have any position in prime money market funds.
     The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized gain of $34.4 million as of August 31, 2008, compared with a net unrealized gain of $24.8 million as of May 31, 2008. During the first quarter of fiscal 2009, the net unrealized gain on our investment portfolios ranged from $4.4 million to $34.8 million. The net unrealized gain on our investment portfolios was approximately $19.6 million as of September 22, 2008.

OUTLOOK
     Our outlook for the fiscal year ending May 31, 2009 (“fiscal 2009”) is based upon current economic and interest rate conditions continuing with no significant changes. Consistent with our policy regarding guidance, our projections do not anticipate or speculate on future changes to interest rates. We estimate the earnings effect of a 25-basis-point increase or decrease in the Federal Funds rate at the present time would be approximately $4.5 million, after taxes, for the next twelve-month period.
     Projected revenue and net income growth for fiscal 2009 are as follows:

Payroll service revenue	5%	—	7%
Human Resource Services revenue	18%	—	21%
Total service revenue	8%	—	10%
Interest on funds held for clients	(25%)	—	(20%)
Total revenue	6%	—	8%
Investment income, net	(55%)	—	(50%)
Net income	2%	—	4%
     Growth in operating income, net of certain items, is expected to approximate 11% to 13% for fiscal 2009. The effective income tax rate is expected to approximate 34% throughout fiscal 2009. The tax rate is higher than fiscal 2008 due to lower levels of tax-exempt income from securities held in our investment portfolios.
     Interest on funds held for clients and investment income are expected to be impacted by interest rate volatility. Based upon current interest rate and economic conditions, we expect interest on funds held for clients and investment income, net, to (decrease)/increase by the following amounts in the remaining respective quarters of fiscal 2009:

Interest on funds held for
Fiscal 2009	clients	Investment income, net

Second quarter	(30%) — (25%)	(60%) — (55%)
Third quarter	(30%) — (25%)	(20%) — (15%)
Fourth quarter	(20%) — (15%)	0 — 5%
Note 1: In addition to reporting operating income, a generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the Securities and Exchange Commission (“SEC”). As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 25, 2008 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or
	Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074
ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 572,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, the following risks, as well as those that are described in our filings with the SEC: general market and economic conditions including, among others, changes in United States employment and wage levels, changes in new hiring trends, changes in short- and long-term interest rates, and changes in the fair value and the credit rating of securities held by us; changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition, and the availability of skilled workers; changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans; changes in workers’ compensation rates and underlying claims trends; the possibility of failure to keep pace with technological changes and provide timely enhancements to services and products; the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event; the possibility of third-party service providers failing to perform their functions; the possibility of penalties and losses resulting from errors and omissions in performing services; the possible inability of our clients to meet their payroll obligations; the possible failure of internal controls or our inability to implement business processing improvements; and potentially unfavorable outcomes related to pending legal matters. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements after the date of issuance of this release, to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended
	August 31,
	2008	2007	% Change

Revenue:
Payroll service revenue	$378,458	$361,486	5%
Human Resource Services revenue	131,409	113,329	16%

Total service revenue	509,867	474,815	7%
Interest on funds held for clients (1)	24,218	32,315	(25)%

Total revenue	534,085	507,130	5%

Expenses:
Operating expenses	168,468	159,315	6%
Selling, general and administrative expenses	144,032	137,227	5%

Total expenses	312,500	296,542	5%

Operating income	221,585	210,588	5%

Investment income, net (1)	3,051	12,237	(75)%

Income before income taxes	224,636	222,825	1%

Income taxes	75,927	71,750	6%

Net income	$148,709	$151,075	(2)%

Basic earnings per share	$0.41	$0.40	3%

Diluted earnings per share	$0.41	$0.40	3%

Weighted-average common shares outstanding	360,629	380,539

Weighted-average common shares outstanding, assuming dilution	361,040	382,255

Cash dividends per common share	$0.31	$0.30	3%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	August 31,	May 31,
	2008	2008

ASSETS
Cash and cash equivalents	$61,582	$164,237
Corporate investments	402,553	228,727
Interest receivable	29,529	34,435
Accounts receivable, net of allowance for doubtful accounts	197,128	184,686
Deferred income taxes	—	7,274
Prepaid income taxes	—	11,236
Prepaid expenses and other current assets	27,685	27,231

Current assets before funds held for clients	718,477	657,826
Funds held for clients	3,656,923	3,808,085

Total current assets	4,375,400	4,465,911
Long-term corporate investments	55,011	41,798
Property and equipment, net of accumulated depreciation	275,628	275,297
Intangible assets, net of accumulated amortization	70,952	74,500
Goodwill	433,316	433,316
Deferred income taxes	14,499	13,818
Other long-term assets	4,804	5,151

Total assets	$5,229,610	$5,309,791

LIABILITIES
Accounts payable	$35,041	$40,251
Accrued compensation and related items	107,629	132,589
Deferred revenue	10,216	10,326
Deferred income taxes	2,056	—
Accrued income taxes	55,227	—
Litigation reserve	22,934	22,968
Other current liabilities	47,434	47,457

Current liabilities before client fund obligations	280,537	253,591
Client fund obligations	3,623,145	3,783,681

Total current liabilities	3,903,682	4,037,272
Accrued income taxes	19,750	17,728
Deferred income taxes	10,772	9,600
Other long-term liabilities	45,281	48,549

Total liabilities	3,979,485	4,113,149

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 360,795 shares as of August 31, 2008, and 360,500 shares as of May 31, 2008, respectively	3,608	3,605
Additional paid-in capital	443,644	431,639
Retained earnings	780,570	745,351
Accumulated other comprehensive income	22,303	16,047

Total stockholders’ equity	1,250,125	1,196,642

Total liabilities and stockholders’ equity	$5,229,610	$5,309,791